Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BGC PARTNERS, INC.

BGC Partners, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 1, 2008 (the “Certificate of Incorporation”).

2. ARTICLE IV of the Certificate of Incorporation is hereby amended by deleting SECTION 1 and inserting the following in lieu thereof:

SECTION 1. Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Nine Hundred and Fifty Million (950,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”), and (ii) Nine Hundred Million (900,000,000) shares of Common Stock (the “Common Stock”), of which Seven Hundred and Fifty Million (750,000,000) shares are designated as Class A Common Stock, par value one cent ($0.01) per share (the “Class A Common Stock”), and One Hundred and Fifty Million (150,000,000) shares are designated as Class B Common Stock, par value one cent ($0.01) per share (the “Class B Common Stock”). Shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and not reissued. Shares of Class B Common Stock shall be issued only to (1) Cantor Fitzgerald, L.P., a Delaware limited partnership, (2) any entity controlled by Cantor Fitzgerald, L.P. or by Howard W. Lutnick and (3) Howard W. Lutnick, his spouse, his estate, any of his descendants, any of his relatives, or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives.

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 23rd day of June, 2016.

BGC PARTNERS, INC.

By:	/s/ Caroline A. Koster
	Name:	Caroline A. Koster
	Title:	Vice President, Assistant General Counsel and Assistant Secretary